UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: December 12, 2006
Z-Axis Corporation
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation)	000-11284 (Commission File Number)	84-0910490 (I.R.S. Employer Identification No.)
5445 DTC Parkway, Suite 450
Greenwood Village, Colorado 80111
(Address of principal executive offices)
(303) 713-0200
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On December 8, 2006, the line-of-credit agreement between Z-Axis Corporation and Colorado Business Bank was renewed. The terms of the line-of-credit agreement provide that the current balance outstanding of $185,000 be capped at $175,000 as of January 2, 2007, $160,000 at February 2, 2007 and at $145,000 as of March 2, 2007. The line-of-credit carries a Colorado Business Bank Prime Rate plus 1.5% floating rate and it matures on March 2, 2007. The line-of-credit is secured by the business assets of the Company including accounts receivable, inventory, property, equipment, negotiable instruments and all other tangible assets, and is personally guaranteed by Mr. Alan Treibitz, the Chief Executive Officer of the Company. The covenants require that the Company maintain a minimum net worth of $500,000 and the debt to tangible net worth ratio shall not exceed 2.2X. All other covenants remain in effect, including those pertaining to restrictions on dividend payments, incurring additional debt, mergers and acquisitions and disposition of assets. Subject to Alan Treibitz and Stephanie Kelso being majority owners of a new entity in conjunction with the proposed sale of the Company’s existing operations and the proposed concurrent exchange with Silicon Mountain Memory, Incorporated (“SMM”), the Bank has provided its approval for the Company to proceed with these transactions and has agreed not to hold SMM liable for repayment of the line-of-credit.
The line-of-credit is subject to acceleration upon the occurrence of an Event of Default, as defined in the line-of-credit agreement, subject to certain cure rights, including in pertinent part the following defaults: (i) failure to make any payment when due; (ii) failure to perform or observe covenants; (iii) insolvency of the Company; and (iv) certain judgments or levies against the Company.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.:	Description:

10.1	Line-of-credit change in terms agreement and disbursement request and authorization dated December 2, 2006
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Z-AXIS CORPORATION
By:	/s/ Stephanie S. Kelso
Stephanie S. Kelso
President

Date: December 12, 2006

EXHIBIT INDEX

Exhibit No.:	Description:

10.1	Line-of-credit change in terms agreement and disbursement request and authorization dated December 2, 2006